Exhibit 24.2
Shelf Registration Statement; Sale of Long-Term Debt
RESOLUTION OF THE
BOARD OF DIRECTORS OF
PACIFIC GAS AND ELECTRIC COMPANY
December 15, 2010
          RESOLVED FURTHER that, in addition to the Delegated Officers, each of HYUN PARK, LINDA Y.H. CHENG, CHRISTINE M. DESANZE, KATHLEEN M. HAYES, DOREEN A. LUDEMANN, and ROBIN J. REILLY is authorized, jointly and severally, to sign the Registration Statement on behalf of this company and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933, and the regulations of the Commission adopted pursuant thereto with regard to such Registration Statement;

          I, LINDA Y.H. CHENG, do hereby certify that I am Vice President, Corporate Governance and Corporate Secretary of PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a true and correct extract from a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held on December 15, 2010; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.
          WITNESS my hand and the seal of said corporation hereunto affixed this 18th day of February, 2011.

/s/ Linda Y.H. Cheng
Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary PACIFIC GAS AND ELECTRIC COMPANY

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